SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2004

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

1-7323	31-0523213
(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Item 12. Results of Operations and Financial Condition.

See the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)

DATE April 6, 2004

BY	/s/ DONALD H. WALKER
Donald H. Walker
Vice President - Finance and
Principal Financial Officer

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales and Earnings in Third Quarter and Through First Three Quarters of Fiscal 2004

FOR IMMEDIATE RELEASE Cincinnati, OH—April 6, 2004, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the 12-week third quarter ended March 7, 2004. Revenues rose 14.8% to $59,633,305 from $51,942,823 for last year’s third quarter. Earnings for the quarter rose 39.6% to $2,216,492 compared to $1,587,248 last year. Diluted earnings per share increased to $.43 per share from $.32 per share last year.

For the first three quarters of the fiscal year, revenue rose 11.6% to $197,420,210 from $176,850,889 last year. Earnings rose 17.9% to $7,915,083 from $6,714,904. Diluted earnings per share were $1.54 for the first three quarters of fiscal 2004 versus $1.34 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales in the third quarter at our Big Boy restaurants increased 7.3%. We experienced considerably higher customer counts in the quarter compared to last year’s third quarter, when severe winter weather led to the only decrease in Big Boy same store sales in the last twenty-six quarters. For the forty weeks, same store sales are ahead 5.6%. A new Big Boy opened at the end of January, and an older Big Boy was replaced in March.

“Same store sales for our Golden Corral restaurants declined .8% for the quarter, but were still up year-to-date by 1.5%. In addition, the Golden Corral development schedule is on track with a total of twenty-five restaurants opened in five markets. Two Golden Corrals are under construction, one of which will open before the fiscal year ends in May. A total of three Golden Corrals are scheduled to open in the latter part of calendar 2004.”

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 7, 2004	March 9, 2003	March 7, 2004	March 9, 2003
Revenue
Sales	$196,491	$175,885	$59,362	$51,672
Other	929	966	271	271

Total revenue	197,420	176,851	59,633	51,943

Costs and expenses
Cost of sales
Food and paper	66,908	57,138	20,412	17,078
Payroll and related	66,516	61,259	20,171	18,162
Other operating costs	40,075	37,338	12,196	10,901

	173,499	155,735	52,779	46,141
Administrative and advertising	9,776	9,296	2,861	2,809
Impairment of long-lived assets	—	(811)	—	(145)
Interest	1,874	2,139	558	659

Total costs and expenses	185,149	166,359	56,198	49,464

Earnings before income taxes	12,271	10,492	3,435	2,479

Income taxes	4,356	3,777	1,219	892

Net earnings	$7,915	$6,715	$2,216	$1,587

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.59	$1.36	$.44	$.32

Diluted net earnings per share	$1.54	$1.34	$.43	$.32

Diluted average shares outstanding	5,124	5,012	5,175	5,035

Depreciation included above	$8,333	$8,389	$2,597	$2,542

Opening expense included above	$1,433	$875	$486	$240

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 7, 2004 (unaudited)	June 1, 2003
Assets
Current assets
Cash and equivalents	$3,325	$1,133
Receivables	1,633	1,277
Inventories	4,115	3,825
Other current assets	2,810	3,574

	11,883	9,809

Property and equipment	130,468	116,768

Other assets
Goodwill & other intangible assets	1,890	1,828
Property held for sale and land investments	2,725	2,802
Other	7,018	7,429

	11,633	12,059

	$153,984	$138,636

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$13,078	$9,474
Accrued expenses	7,652	7,407
Other	9,253	6,865

	29,983	23,746

Long-term obligations
Long-term debt	36,520	34,260
Other long-term obligations	10,036	10,864

	46,556	45,124

Shareholders’ equity	77,445	69,766

	$153,984	$138,636